EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314)    702-7173
INVESTOR.RELATIONS@EXPRESS-SCRIPTS.COM

  EXPRESS SCRIPTS COMPLETES ACQUISITION OF NATIONAL PRESCRIPTION ADMINISTRATORS

ST. LOUIS, APRIL 12, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced today that it completed its acquisition of National Prescription Administrators, Inc.
(NPA), which was announced in February. Headquartered in East Hanover, New Jersey, NPA was the largest privately held full-service pharmacy benefit manager. NPA manages approximately $2.5 billion in annual drug spend primarily for union and government groups in the northeast.

         "We're very pleased to welcome NPA into Express Scripts," said Barrett Toan, Express Scripts' chairman and CEO. "The addition of NPA expands our opportunities in important market segments. As we bring NPA into our organization, we'll be following the same strategy used successfully in our past acquisitions -- creating one company that incorporates the best of both. We're focused on delivering consistent value to our clients and members by leading the industry in service and innovation and by establishing continually higher standards of performance. NPA will add substantially to the value we offer to our clients and members."

         NPA's 2001 EBITDA was $37 million, excluding certain acquisition-adjusted expenses. According to the terms of the agreement, the purchase price was reduced to $450 million from the previously announced $515 million. After deducting merger and integration-related expenses, debt service charges, depreciation and amortization and taxes, the acquisition is expected to add 4 cents to 2002 diluted earnings per share for this first partial year, as previously announced.

         Express Scripts will file an Internal Revenue Code ss.338(h)(10) election, making amortization expense of intangible assets, including goodwill, tax deductible. This election has the effect of treating the transaction as an asset purchase for tax purposes, which will provide a tax benefit to Express Scripts of approximately $85 million on a present value basis. The purchase price and transaction expenses were funded with a new $325 million term loan facility, $75 million of cash on hand, the issuance of 552,000 shares of common stock, and borrowings under the company's revolving credit facility.

         Annually, NPA generates $2.1 billion in revenues, 42 million retail network pharmacy claims, and 3 million mail pharmacy claims through its two mail

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facilities. NPA's standards for overall service and performance are among the highest in the industry according to industry-recognized surveys.

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.


SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o adverse results in litigation, including a pending case challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.